Exhibit 17.4


                               Trevor L. Bowering
              370 Cedar Meadow Drive, Regina, Sask., Canada S4X 3J5
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Net-Force Systems Inc.
Suite #10-Epicurean, Woods Centre
P.O. Box W-645
St. John's,
Antigua


Attention Net-Force Systems Inc. Board of Directors,

I hereby tender my resignation of Director of Netforce Systems Inc. effective as at the date indicated below.



Regards,


Signed at Regina, Sask., Canada, on the 24th day of September, 2003;





/s/ Trevor L. Bowering
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Trevor L. Bowering                                        Witness